UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 24, 2013

IXYS Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26124	77-0140882
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1590 Buckeye Drive, Milpitas, California		95035
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	408-457-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 24, 2013, IXYS Corporation (the "Parent"), IXYS Intl Limited, an indirect wholly owned subsidiary of the Parent (the "Purchaser"), and Samsung Electronics Co., Ltd. (the "Seller") entered into an Asset Purchase Agreement (the "Agreement"), pursuant to which the Purchaser agreed to purchase certain assets of the Seller exclusively related to its 4-bit and 8-bit microcontroller business in exchange for consideration of approximately $50 million. The assets include products, inventories, intellectual property and other assets. Payment of the purchase price will occur in three installments, with the final payment due by December 31, 2014.

The acquisition is subject to closing conditions, including the accuracy of representation and warranties and the receipt or execution of certain consents, confirmations and agreements. Among those agreements, the Purchaser and the Seller shall, at the closing, enter into a foundry agreement, a license agreement and a transition services agreement. The foundry agreement provides for the continued manufacture by the Seller of the products being acquired. The license agreement grants to the Purchaser a nonexclusive license of related intellectual property and technology. The transition services agreement sets forth various services to be provided by the Seller for transitional periods.

Pursuant to the Agreement, the Seller agrees not to compete with the Purchaser in the business being transferred for 10 years. The Agreement is terminable on certain events, including termination by either party if the closing has not occurred by December 31, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IXYS Corporation

May 31, 2013	By:	/s/ Uzi Sasson

Name: Uzi Sasson
Title: President